                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[X] Preliminary Proxy Statement               Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         INTERPLAY ENTERTAINMENT CORP.
               (Name of Registrant as Specified In Its Charter)


                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

Notes:

                         INTERPLAY ENTERTAINMENT CORP.
                            16815 Von Karman Avenue
                           Irvine, California 92606

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                 July   , 1999

                               ----------------

To the Stockholders of Interplay Entertainment Corp.:

  A Special Meeting of Stockholders of Interplay Entertainment Corp., a Delaware corporation (the "Company"), will be held at the Long Beach Marriott, 4700 Airport Plaza Drive, Long Beach, California, on Tuesday, August 24, 1999 at 5:00 p.m. Pacific Standard Time, to consider and vote on the following matters described in the attached Proxy Statement:

  (1) The election of five (5) directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified (Proposal 1);

  (2) The approval (recommended by the Board of Directors) of the issuance to Titus Interactive SA, a French corporation ("Titus") of an aggregate of up to 5,000,000 shares of the Company's Common Stock pursuant to the terms and conditions of a Stock Purchase Agreement dated March 18, 1999, by and among the Company, Titus and Brian Fargo (Proposal 2);

  (3) The approval (recommended by the Board of Directors) of the sale and issuance to Titus of 6,250,000 shares of the Company's Common Stock for aggregate consideration of $25,000,000, pursuant to the terms and conditions
of a Stock Purchase Agreement dated July   , 1999 by and among the Company,
Titus and Brian Fargo (Proposal 3);

  (4) The ratification (recommended by the Board of Directors) of the appointment of Arthur Andersen LLP as independent auditors of the Company for the year ending December 31, 1999 (Proposal 4); and

  (5) Such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on July 9, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any postponement and adjournment thereof. The Company's stock transfer books will not be closed on such date.

  The Board of Directors welcomes the personal attendance of stockholders at the meeting. However, please sign and return the enclosed proxy, which you may revoke at any time prior to its use, whether or not you expect to attend the meeting. A self-addressed, postage prepaid envelope is enclosed for your convenience. Your proxy will not be used if you attend the meeting and choose to vote in person.

                                          By Order of the Board of Directors

                                          Brian Fargo

                                          Chairman of the Board of Directors

                                          and Chief Executive Officer

Irvine, California
July   , 1999

                         INTERPLAY ENTERTAINMENT CORP.
                            16815 Von Karman Avenue
                           Irvine, California 92606

                               ---------------

                                PROXY STATEMENT

                                      FOR

                     SPECIAL MEETING OF STOCKHOLDERS

                        To Be Held August 24, 1999

                                5:00 p.m.

                               ---------------

Solicitation and Revocation of Proxies

  The accompanying proxy is solicited by and on behalf of the Board of Directors of Interplay Entertainment Corp., a Delaware corporation (the "Company"), and the Company will bear the cost of such solicitation. Solicitation of proxies will be primarily by mail, although some of the officers, directors and employees of the Company may solicit proxies personally or by telephone. The Company will reimburse brokerage houses and other custodians, nominees or fiduciaries for their expenses in sending proxy materials to their principals.

  The persons named as proxies were designated by the Board of Directors and are directors of the Company. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy, it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR the election as directors of the nominees proposed by the Board of Directors, FOR the approval of the issuance of up to 5,000,000 shares of the Company's Common Stock to Titus Interactive SA ("Titus") pursuant to the terms of the Stock Purchase Agreement dated March 18, 1999 among the Company, Titus and Brian Fargo, FOR the approval of the sale and issuance of 6,250,000 shares of the Company's Common Stock to Titus for aggregate consideration of $25,000,000; and FOR the ratification of Arthur Andersen & Co. LLP as the Company's independent auditors.

  Any stockholder may revoke a proxy at any time before it is voted at the meeting by a proxy bearing a later date. A proxy may also be revoked by any stockholder by delivering written notice of revocation to the Secretary of the Company or by voting in person at the meeting.

  This Proxy Statement and proxy are being mailed to stockholders of the
Company on or about July   , 1999. The mailing address of the executive
offices of the Company is 16815 Von Karman Avenue, Irvine, California 92606.

Voting at the Meeting

  Only record holders of Common Stock of the Company at the close of business on July 9, 1999, will be entitled to notice of, and to vote at, the meeting. As of the record date, there were 22,770,712 shares of the Company's Common Stock outstanding. Each share is entitled to one vote at the meeting. Except with respect to the election of directors, the affirmative vote of at least a majority of the shares of the Company's Common Stock outstanding on the record date is required for a proposal to be adopted. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" from a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as being entitled to vote on the subject matter (the "Votes Cast") with respect to such matter.

  While abstentions will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter, broker non-votes with respect to proposals set forth in this Proxy Statement will not be considered Votes Cast and, accordingly, will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

  The Company's stockholders have cumulative voting rights with respect to their shares of the Company's Common Stock when voting on the election of members of the Company's Board of Directors. Cumulative voting rights entitle each stockholder to the number of votes he or she would otherwise have in the absence of cumulative voting rights, multiplied by the number of directors to be elected. Each stockholder may cast all of the resulting votes for a single director, or may distribute them among the directors to be elected as the stockholder sees fit. In order to determine how may votes a stockholder is entitled to cast as a consequence of cumulative voting rights, the stockholder multiplies the total number of shares of the Company's Common Stock which they own by the number of directors being elected, in this case five (5). The total which results is the number of votes the stockholder may cast in connection with the election of directors. The five (5) nominees receiving the most votes will be elected. The proxies solicited by the Board of Directors confer discretionary authority on the proxy holders to cumulate votes to elect the nominees listed in this Proxy Statement.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

  The persons named in the enclosed proxy will vote to elect the five (5) proposed nominees named below unless contrary instructions are given in the proxy. The election of directors shall be by the affirmative vote of the holders of a plurality of the shares voting in person or by proxy at the meeting. Each director is to hold office until the next annual meeting and until his successor is elected and qualified.

  The names and certain information concerning the persons nominated by the Board of Directors to become directors at the meeting are set forth below. Kenneth J. Kay and Mark Pinkerton, who are employees of Universal or its subsidiaries and who were nominated as directors by Universal, resigned from the Board in June 1999 in anticipation of the purchase by Titus of the shares of the Company's Common Stock held by Universal. The Board of Directors has nominated Herve Caen and Eric Caen, each of whom is an officer and director of Titus, to fill the resulting vacancies. If elected to serve as directors of the Company, Messrs. Herve and Eric Caen will only serve as Directors if Proposal 3 of this Proxy Statement is approved by the Company's Stockholders. In the event the Company's Stockholders approve Proposal 3, Messrs. Caen would begin to serve as Directors of the Company only upon the consummation of the transactions contemplated by Proposal 3. The Company's Board of Directors recommends that you vote FOR the election of each of the nominees named below. Shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below, with cumulative votes cast as the proxies deem necessary to elect such persons, unless authority to vote for nominees has been withheld in the proxy. Although each of the persons named below has consented to serve as a director if elected, except as stated above with respect to Herve Caen and Eric Caen and the Board of Directors has no reason to believe that any of the nominees named below will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors. The following information regarding the nominees is relevant to your consideration of the slate proposed by the Board of Directors:

Nominees for Director

                                                                       Director
            Name           Age          Principal Occupation            Since
            ----           ---          --------------------           --------
   Brian Fargo............  36 Chairman and Chief Executive Officer      1983
   Richard S.F. Lehrberg..  51 Executive Vice President                  1989
   Charles S. Paul(1)(2)..  49 Chairman and Chief Executive Officer,     1994
                               SEGA GameWorks LLC
   Herve Caen.............  37 President and Chief Executive             1999
                               Officer, Titus Interactive, SA
                               Executive Vice President, Titus
   Eric Caen..............  34 Interactive, SA                           1999

--------
(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Compensation Committee of the Board of Directors.

  Brian Fargo, Chairman of the Company's Board of Directors, founded the Company in 1983 and has served as the Company's Chief Executive Officer since that time. Prior to June 1995, Mr. Fargo also served as President of the Company. Mr. Fargo also currently serves as a member of the Board of Directors of the Interactive Digital Software Association.

  Richard S.F. Lehrberg joined the Company as Vice President in November 1991 and has served as Executive Vice President of the Company since October 1994. Mr. Lehrberg has served as a director of the Company since April 1989. Prior to joining the Company, from December 1988 to November 1991, Mr. Lehrberg served as President of Lehrberg Associates, an international licensing company. From August 1982 to November 1988, Mr. Lehrberg was employed by Activision, Inc., an interactive entertainment software publisher, in various positions, including Vice President and General Manager of the Entertainment Division.

  Charles S. Paul has served as a director of the Company since October 1994. Since March 1995, Mr. Paul has been employed by Sega GameWorks, a location-based entertainment company, and has served as the Chairman of the Board of Sega GameWorks L.L.C., a location-based entertainment company, since March 1996. Mr. Paul previously served as Executive Vice President of Universal Studios, Inc. ("Universal") from December 1986 to March 1995. Mr. Paul is a director of National Golf Properties, Inc. and Entertainment Properties Trust, both real estate investment trusts.

  Herve Caen has served as Chairman of the Board of Directors and Chief Executive Officer of Titus Interactive SA, an interactive entertainment software company, since 1991. Mr. Caen also serves as Managing Director of Titus Interactive Studio, Titus SARL and Digital Integration Services, which positions he has held since 1985, 1991 and 1998, respectively. Mr. Caen also serves as Chief Executive Officer of Titus Software Corporation, Chairman of Titus Software UK Limited and Representative Director of Titus Japan KK, which positions he has held since 1988, 1991 and 1998, respectively.

Eric Caen has served as a Director and as President of Titus Interactive SA since 1991. Mr. Caen also serves as Vice President of Titus Software Corporation, Secretary and Director of Titus Software UK Limited and Director of Titus Japan KK and Digital Integration Limited, which positions he has held since 1988, 1991, 1998 and 1998, respectively. Mr. Caen has also served as Managing Director of Total Fun 2, a French record production company, since 1998. Mr. Caen served as Managing Director of Titus SARL from 1988 to 1991.

Board Committees

  The Company has two standing committees of the Board of Directors: an Audit Committee and a Compensation Committee. The Audit Committee reviews the functions of the Company's management and independent auditors pertaining to the Company's financial statements and performs such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors. The Compensation Committee determines officer and director compensation and administers the Company's benefit plans. The Audit Committee did not meet during fiscal 1998. The Compensation Committee met 4 times during fiscal 1998.

Attendance at Meetings

  During the fiscal year ended December 31, 1998, the Board of Directors held a total of 9 meetings. No member of the Board of Directors attended fewer than 75% of the meetings of the Board and of the committees of which he was a member.

Director Compensation

  The Company's directors currently do not receive cash compensation for attendance at Board of Directors or committee meetings. However, in the future, non-employee directors may receive compensation for attendance and may be reimbursed for certain expenses in connection with attendance at board and committee meetings. In September 1998, Charles S. Paul, who currently serves on the Company's Board of Directors and is a nominee for election, and David
R. Dukes, who resigned from the Board in September 1998, were each granted options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $8.00 per share, which options vest over a period of five years following the date of the grant.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and ten-percent Stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998 all of the Company's officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements.

Security Ownership of Certain Beneficial Owners and Management

  The following sets forth certain information concerning the beneficial ownership of the Company's outstanding Common Stock as of June 30, 1999 for
(i) each person (or group of affiliated persons) who is known by the Company to own beneficially five percent or more of the Company's Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, and
(iv) all directors and executive officers of the Company as a group.

                                                    Shares       Percentage of
                                                 Beneficially     Outstanding
Name and Address of Beneficial Owner               Owned(1)      Shares Owned
------------------------------------             ------------    -------------
Brian Fargo ...................................   6,022,378(2)       26.0%
 16815 Von Karman Avenue
 Irvine, CA 92606

Universal Studios, Inc. .......................   4,658,216          20.5
 100 Universal City Plaza
 Universal City, CA 91608

Titus Interactive SA...........................   8,341,787(3)       30.4
Herve Caen(4)
Eric Caen(4)
 20432 Corisco Street
 Chatsworth, CA 91311

Alliance Capital Management, L.P. .............   1,664,300(5)        7.3
 1290 Avenue of the Americas
 New York, NY 10104

Christopher J. Kilpatrick(6)...................     282,602           1.2

Richard S.F. Lehrberg..........................     590,979(7)        2.5

James C. Wilson(8).............................      10,000(9)          *

Charles S. Paul................................           0             *

All Directors and Executive Officers as a Group
 (7 persons)...................................   6,623,357(10)      27.9%

--------

 *  Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of June 30, 1999 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Includes 430,000 shares subject to warrants and options exercisable within 60 days of June 30, 1999.

(3) Includes 4,658,216 shares subject to an option granted to Titus by Universal, which option may, under certain circumstances, be exercisable within 60 days of June 30, 1999.

(4) Messrs. Herve Caen and Eric Caen, who are officers and directors of Titus, disclaim beneficial ownership of the shares held by Titus.

(5) The Equitable Companies Incorporated, AXA and the Mutuelles AXA, as direct or indirect majority owners of Alliance Capital Management L.P. may be deemed to be beneficial owners of these shares pursuant to the Exchange Act, however, such entities disclaim beneficial ownership of such shares.

(6) Mr. Kilpatrick's employment with the Company terminated in May 1999.

(7) Includes 510,374 shares subject to options exercisable within 60 days of June 30, 1999.

(8) Manuel Marrero replaced James Wilson as the Company's Chief Financial Officer in April 1999.

(9) Includes 10,000 shares subject to options exercisable within 60 days of June 30, 1999.

(10) Includes 950,374 shares subject to warrants and options exercisable within 60 days of June 30, 1999.

                     EXECUTIVE OFFICERS OF THE REGISTRANT

Summary Information Concerning Executive Officers Who Are Not Director Nominees and Certain Significant Employees

  The following table sets forth certain information regarding the Company's executive officers who are not also nominees for the Board of Directors and certain significant employees, and their ages as of June 30, 1999:

Name                  Age Position with the Company
----                  --- -------------------------
Manuel Marrero......   41 Chief Financial Officer(1) and Chief Operating Officer
James C. Wilson.....   48 Vice President of Finance(1)
Phillip G. Adam.....   45 Vice President of Business Development
Kim Motika..........   39 Vice President of Strategic Development
Patricia J. Wright..   38 Vice President of Development
Cal Morrell.........   44 Vice President of Marketing
Peter A. Bilotta....   44 President of Interplay Productions Limited
Jill S. Goldworn....   35 President of Interplay OEM, Inc.
David Perry.........   32 President of Shiny Entertainment, Inc.

--------

(1) Manuel Marrero replaced James Wilson as the Company's Chief Financial Officer in April 1999.

Background Information Concerning Executive Officers who are not Director Nominees and Certain Significant Employees

  Manuel Marrero joined the Company in April 1999 as its Chief Financial Officer and Chief Operating Officer. Prior to joining the Company, Mr. Marrero served as Chief Financial Officer, Senior Vice President and Corporate Secretary of Precision Specialty Metals, Inc., a leading high precision conversion mill for stainless steel and high performance alloys, from July 1996. From October 1993 through July 1996 Mr. Marrero served as the Senior Vice President, Chief Financial Officer and Corporate Secretary for Autologic Information International, Inc., a manufacturer of computerized image setting and publications systems equipment and software for the publishing industry.


  James C. Wilson joined the Company as Chief Financial Officer in August 1997 and has served as Vice President of Finance of the Company since April 1999. Prior to joining the Company, from January 1996 to August 1997, Mr. Wilson served as Chief Financial Officer, Treasurer and Vice President of Administration of Cloud 9 Interactive Inc., a publisher and developer of educational and entertainment multi-media products. Between October 1993 and December 1995, Mr. Wilson served as Vice President--Finance and Chief Financial Officer of Applause Enterprises Inc., a worldwide distributor of gifts and toys. Between February 1992 and October 1993, Mr. Wilson served as a Finance Executive for Sega of America, a video game system manufacturer.

  Phillip G. Adam joined the Company as Vice President of Sales and Marketing in December 1990 and has served as Vice President of Business Development of the Company since October 1994. Prior to joining the

Company, from January 1984 to December 1990, Mr. Adam served as President of Spectrum Holobyte, an interactive entertainment software publisher, where he was a co-founder. From May 1990 to May 1996, Mr. Adam served as the Chairman or a member of the Board of Directors of the Software Publishers Association and, during part of such period, as President of the Software Publishers Association. From March 1997 to March 1998 Mr. Adam served as the Chairman of the Public Policy Committee of the Interactive Digital Software Association.

  Kim Motika joined the Company as National Sales Manager in November 1991, and was promoted to Vice President of Sales of the Company in October 1994. In November 1998, she was promoted to Vice President of Strategic Development. Prior to joining the Company, from May 1989 to October 1991, Ms. Motika served as a Sales Manager for Ashton-Tate, a software publisher, and served as Western Regional Vice President of Ingram Micro, a worldwide distributor of information technology products, from 1983 to 1988.

  Patricia J. Wright joined the Company as Vice President of Marketing in October 1995 and has served as Vice President of Development since June 1997. Prior to joining the Company, from April 1993 to October 1995, Ms. Wright served as Vice President of Marketing for Activision, Inc. and as Director of Marketing for the Barbie Products division of Mattel, Inc., a toy manufacturer, from January 1990 to April 1993.

  Cal Morrell joined the Company as Vice President of Marketing in September 1998. Prior to joining the Company, from March 1997 to August 1998, Mr. Morrell served as Senior Vice President of Games On-Line, Inc dba Engage, and prior to that served as Vice President of Marketing & Internet for Legacy Software from June 1996 to February 1997, as well as Director of Worldwide Consumer Software of IBM UK from January 1995 to June 1996. From June 1993 to December 1994, Mr. Morrell served as Brand Manager at IBM Consumer Division.

  Peter A. Bilotta has served as President of Interplay Productions Limited, the Company's U.K. subsidiary, since August 1994. Prior to joining the Company, from January 1992 to July 1994, Mr. Bilotta served as Managing Director--Distributed Territories of Acclaim Entertainment Ltd., an entertainment software publisher. Mr. Bilotta also served as Managing Director and Chief Executive Officer of Arena Entertainment Inc., an interactive entertainment software publisher, from March 1991 to December 1991. Mr. Bilotta serves as a director of Interactive Media, Ltd., a privately-held interactive entertainment software developer, and Bizarre Love Triangle, a privately-held interactive entertainment software distributor.

  Jill S. Goldworn has served as President of Interplay OEM, Inc., the Company's OEM subsidiary, since December 1996. Prior to that, Ms. Goldworn served as Vice President, OEM and Merchandising of the Company since June 1995. Prior to that, Ms. Goldworn served as Director of the OEM division of the Company from September 1992 to June 1995. Prior to joining the Company, from November 1991 to August 1992, Ms. Goldworn served as Director of Contract Sales of PC Globe, Inc., a publisher of desktop geography software.

  David Perry has served as President of Shiny Entertainment, Inc. since October 1993. Mr. Perry founded Shiny, developer of Earthworm Jim, in October 1993. Prior to founding Shiny, from January 1991 to September 1993, Mr. Perry served as a consulting engineer for Virgin Interactive Entertainment Inc., an interactive entertainment software publisher.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning compensation earned during the last two fiscal years ended December 31, 1998 by the Company's Chief Executive Officer and each of the three other most highly compensated executive officers of the Company whose total salary and bonus during such year exceeded $100,000 (collectively, the "Named Executive Officers"). In April 1999, Manuel Marrero replaced Mr. Wilson as the Company's Chief Financial Officer. Mr. Kilpatrick's employment with the Company terminated in May 1999.

                          Summary Compensation Table

                                                                   Long-Term
                                          Annual                  Compensation
                                       Compensation                  Awards
                                     -------------------          ------------
                                                                   Securities
                                                                   Underlying
Name and Principal Position     Year  Salary      Bonus  Other(1)  Options(#)
---------------------------     ---- --------    ------- -------- ------------
Brian Fargo.................... 1998 $210,417        --      --     150,000
 Chief Executive Officer        1997  237,500        --      --         --

Christopher J. Kilpatrick...... 1998  234,722    $75,000  $5,065     20,000
 President                      1997  200,000        --    4,750     20,000

Richard S. F. Lehrberg......... 1998  178,805     15,000   4,792        --
 Executive Vice President       1997  200,000        --    4,792        --

James C. Wilson................ 1998  131,686        --      --         --
 Chief Financial Officer        1997   50,625(2)     --      --      50,000

--------
(1) Consists of matching payments made under the Company's 401(k) plan. See "--Employee Benefit Plans--401(k) Plan."

(2) Mr. Wilson joined the Company in August 1997 at an annual base salary of $135,000.

            Stock Option Grants During Year Ended December 31, 1998

  The following table sets forth certain information concerning stock options granted to the Named Executive Officers during the year ended December 31, 1998.

                                     Percent of                       Potential Realizable Value
                         Number of     Total                               at Assumed Annual
                         Securities   Options                            Rates of Stock Price
                         Underlying  Granted to  Exercise                  Appreciation for
                          Options   Employees In   Price   Expiration     Option Term ($)(4)
          Name           Granted(1) Fiscal Year  ($/Sh)(2)  Date(3)        5%           10%
          ----           ---------- ------------ --------- ---------- ------------ --------------
Brian Fargo.............  150,000       33.3%      $8.00    2/23/08   $    754,674 $    1,912,491
Christopher J.
 Kilpatrick.............   20,000        4.4       $8.00    2/23/08   $    100,623 $      254,999

--------

(1) Represents options granted pursuant to the Company's 1997 Plan. All such options were granted at an exercise price equal to, or greater than, the fair market value of the Common Stock on the date of grant. All such options vest at the rate of 20% per year.

(2) In February 1998, the Compensation Committee repriced all options granted at an exercise price of greater than $8.00 which were held by current employees of the Company or its wholly owned subsidiaries, including the options listed above, to an exercise price of $8.00.

(3) Options granted to such individuals pursuant to the 1997 Plan expire 10 years from the date of grant.

(4) Represents amounts that may be realized upon exercise of the options immediately prior to expiration of their terms assuming appreciation of 5% and 10% over the option term. The 5% and 10% numbers are calculated based on rules required by the SEC and do not reflect the Company's estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth.

          Aggregate Option Exercises And 1998 Year-End Option Values

  Shown below is information relating to the exercise of stock options during the year ended December 31, 1998 for each of the Named Executive Officers, and the year-end value of unexercised options.

                                              Number of Securities      Value of
                                                   Underlying      Unexercised in-the-
                                              Unexercised Options   Money Options at
                           Shares                 at Year-End           Year-End
                          Acquired    Value      (Exercisable/        (Exercisable/
          Name           on Exercise Realized    Unexercisable)     Unexercisable)(1)
          ----           ----------- -------- -------------------- -------------------
Brian Fargo.............     --         --            0/150,000              $0/$0
Richard S.F. Lehrberg...     --         --            572,874/0        $932,066/$0
Christopher J.
 Kilpatrick.............     --         --       251,528/20,000         $30,775/$0
James C. Wilson.........     --         --        10,000/40,000              $0/$0

--------
(1) Represents an amount equal to difference between the closing sale price for the Company's Common Stock on the Nasdaq National Market on December 31, 1998 and the option exercise price, multiplied by the number of unexercised in-the-money options.

Employment Agreements

  The Company has entered into an employment agreement with Brian Fargo, as amended, for a term of six years through March 2000, pursuant to which he currently serves as Chairman of the Board of Directors and Chief Executive Officer of the Company. The employment agreement provides for a base salary of $250,000 per year, with such annual raises as may be approved by the Board of Directors, plus annual bonuses at the discretion of the Board of Directors. In the event that Mr. Fargo is terminated without cause or resigns for good reason as set forth in the agreement, the Company is required to pay Mr. Fargo 150% of his base salary and 75% of his imputed annual bonuses for the remainder of the term of the agreement, which payments are contingent upon Mr. Fargo's non-competition with the Company, as defined in the agreement. Mr. Fargo is also entitled to participate in the incentive compensation and other employee benefit plans established by the Company from time to time. A condition to the closing of the purchase of 6,250,000 shares of the Company's Common Stock by Titus is that such employment agreement be replaced with an agreement having comparable terms with an initial term of three years from the closing date of such transaction (see "Proposal Three--Approval of Additional Sale of Common Stock to Titus Interactive SA," below).

  The Company entered into an employment agreement with Christopher J. Kilpatrick for a term of five years commencing May 1994, pursuant to which he served as President of the Company until his employment with the Company terminated in May 1999. The employment agreement provided for a base salary of $157,200 per year, with annual raises determined by the Board of Directors of not less than ten percent per year, plus annual bonuses at the discretion of the Board of Directors. Mr. Kilpatrick was also entitled to participate in the incentive compensation and other employee benefit plans established by the Company from time to time. In connection with the termination of Mr. Kilpatrick's employment with the Company, under the terms of the employment agreement, the Company is required to pay Mr. Kilpatrick 150% of his base salary and 75% of his imputed annual bonuses for 12 months following such termination, which payments are contingent upon Mr. Kilpatrick's non-competition with the Company, as set forth in the agreement. In addition, in accordance with the termination of Mr. Kilpatrick's employment with the Company, under the terms of the employment agreement, all stock options held by Mr. Kilpatrick vested upon his termination to the extent they would have vested through the end of the term of the agreement. Such options were exercised by Mr. Kilpatrick upon such termination, and the shares of Common Stock received by Mr. Kilpatrick from such exercise are being held by Mr. Kilpatrick pending sale pursuant to the Kilpatrick Agreement (see "Certain Relationships and Related Transactions--Transactions with Fargo").

  The Company has entered into an employment agreement with Richard S.F. Lehrberg for a term of five years commencing March 1994, pursuant to which he currently serves as Executive Vice President of the Company. The employment agreement provides for a base salary of $200,000 per year, with annual raises as approved by the Board of Directors. Mr. Lehrberg is also entitled to an annual bonus based on the achievement of goals and objectives agreed upon by the Board of Directors and Mr. Lehrberg, up to a maximum of $134,000 per year. In the event Mr. Lehrberg is terminated without cause or resigns for good reason as set forth in the agreement, the Company is required to pay Mr. Lehrberg 150% of his base salary and 75% of his imputed annual bonuses for the remainder of the term of the agreement, which payments are contingent upon Mr. Lehrberg's non-competition with the Company, as defined in the agreement. Mr. Lehrberg is also entitled to participate in the incentive compensation and other employee plans established by the Company from time to time.

  The Company entered into an employment agreement with Manual Marrero for a term of five years commencing March 15, 1999, pursuant to which he currently serves as Chief Financial Officer and Chief Operating Officer of the Company. The employment agreement provides for a base salary of $198,000 per year, with increases from time to time as may be approved by the Compensation Committee of the Board of Directors. Mr. Marrero is eligible for vacation and health benefits and participation in the Company's 401((k) Plan. Further, Mr. Marrero received a grant of options to purchase 150,000 shares of the Company's Common pursuant to the employment agreement, which grant was effective May 6, 1999. Mr. Marrero is also eligible to receive an annual cash bonus of $50,000, based on the achievement of certain performance objectives. Such bonus amount may be increased at the discretion of the Board of Directors to reward superior performance. In the event Mr. Marrero is terminated by the Company without cause during the first year of the term of the agreement, 50,000 of the options granted pursuant to the agreement will vest, Mr. Marrero will continue to receive his regular salary and benefits for one year from the effective date of termination and Mr. Marrero will be entitled to a cash bonus of $50,000 at the end of the one year severance period. In the event Mr. Marrero is terminated by the Company without cause after the first year of the term of the agreement, all of the options granted pursuant to the agreement will vest, and Mr. Marrero will continue to receive his regular salary and benefits for the greater of one year from the effective date of termination or end of the term of the agreement, as well as a $50,000 cash bonus at the end of the severance period. In the event the Additional Titus Stock Sale is consummated (see "Proposal Three--Approval of Additional Sale of Common Stock to Titus Interactive SA," below), all of the options granted to Mr. Marrero will vest due to the change in control resulting therefrom.

  In the event the Titus Stock Sale is consummated, the Company will enter into an employment agreement with Herve Caen, a major shareholder of Titus, pursuant to which Mr. Caen will serve as President of the Company (see "Proposal Three--Approval of Additional Sale of Common Stock to Titus Interactive SA," below).

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee currently consists of Mr. Paul. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers and directors of another entity. During 1998, decisions regarding executive compensation were made by the Compensation Committee, which then consisted of Mr. Paul, David R. Dukes and Paul Rioux. Mr. Paul serves as a director of the Company and is employed by Sega GameWorks, a location-based entertainment company. Mr. Dukes served as a director of the Company until his resignation in September 1998. Mr. Rioux served as a director of the Company until his resignation in November 1998. During such time, Mr. Rioux was an officer of Universal Studios New Media, Inc., a subsidiary of Universal, which has entered into various transactions with the Company. See "Certain Relationships and Related Transactions--Transactions With Fargo and Universal."

                     REPORT OF THE COMPENSATION COMMITTEE

  The following report is submitted by the Compensation Committee of the Board of Directors with respect to the executive compensation policies established by the Compensation Committee and recommended to the Board of Directors and compensation paid or awarded to executive officers for the fiscal year ended December 31, 1998.

  The Compensation Committee determines the annual salary, bonus and other benefits, including incentive compensation awards, of the Company's executive officers and recommends new employee benefit plans and changes to existing plans to the Company's Board of Directors. The Compensation Committee met four times during fiscal year 1998.

Compensation Policies and Objectives

  The Company's executive compensation policy is designed to attract and retain exceptional executives by offering compensation for superior performance that is highly competitive with other well-managed organizations. The Compensation Committee measures executive performance on an individual and corporate basis.

  There are three components to the Company's executive compensation program, and each is consistent with the stated philosophy as follows:

  Base Salary. Base salaries for executives and other key employees are determined by individual financial and non-financial performance, position in salary range and general economic conditions of the Company. For purposes of administering base pay, all executive positions are evaluated and placed in appropriate salary grades. Salary range midpoint levels are reviewed on an annual basis to ensure competitiveness with a peer group of comparable entertainment software companies. In recommending salaries for executive officers, the Compensation Committee (i) reviews the historical performance of the executives, and (ii) formally reviews specific information provided by its accountants and other consultants, as necessary, with respect to the competitiveness of salaries paid to the Company's executives.

  Annual Bonus. Annual bonuses for executives and other key employees are tied directly to the Company's financial performance as well as individual performance. The purpose of annual cash bonuses are to reward executives for achievements of corporate, financial and operational goals. Annual cash bonuses are intended to reward the achievement of outstanding performance. If certain objective and subjective performance goals are not met, annual bonuses are reduced or not paid.

  Long-Term Incentives. The purpose of these plans is to create an opportunity for executives and other key employees to share in the enhancement of stockholder value through stock options. The overall goal of this component of pay is to create a strong link between the management of the Company and its Stockholders through management stock ownership and the achievement of specific corporate financial measures that result in the appreciation of Company share price. Stock options are awarded in order to tie the executive officers' interests to the Company's performance and align those interests closely with those of the Company's Stockholders. The Compensation Committee generally has followed the practice of granting options on terms which provide that the options become exercisable in cumulative installments over a three to five year period. The Compensation Committee believes that this feature not only provides an employee retention factor but also makes longer term growth in share prices important for those receiving options.

Chief Executive Officer Compensation

  The salary, annual raises and annual bonus of Brian Fargo, the Company's Chief Executive Officer, are determined in accordance with Mr. Fargo's Employment Agreement with the Company. Mr. Fargo's Employment Agreement provides for a base salary of $250,000 per year, with annual raises and bonuses as may be approved at the discretion of the Company's Board of Directors. (see "Employment Agreements," above). The amounts of any annual raises or bonuses are determined in accordance with the policies and objectives set forth above. In February 1998, Mr. Fargo was granted an option to purchase 150,000 shares of the Company's Common Stock. The Compensation Committee believes it is crucial to the Company's long-term success to continue to tie the Chief Executive Officer's incentive to the Company's performance and to align individual financial interests with those of the Company's Stockholders.

Deductibility of Executive Compensation

  The Company is required to disclose its policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to the Company's executive officers for fiscal 1998 will exceed the $1 million limit per officer. The Company's Executive Stock Option Plan, 1994 Stock Option Plan and 1996 Stock Incentive Plan are structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.

                                          The Compensation Committee of the
                                          Board of Directors

                                          Charles S. Paul, Chairman

  Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report and the performance graph on page 11 shall not be incorporated by reference into any such filings.

Common Stock Price Performance

  Set forth below is a line graph comparing the cumulative stockholder return on the Company's Common Stock with the cumulative total return of the MG Industry Group 820 (Multimedia/Graphics Software) and the Nasdaq Market Index for the period that commenced June 19, 1998, the date on which the Company's Common Stock was first registered under the Exchange Act, and ended on December 31, 1998. The graph assumes $100 invested June 19, 1998 in the Company's Common Stock, the MG Industry Group 820 (Multimedia/Graphics Software) and the Nasdaq Market Index, with the reinvestment of all dividends. The Performance Graph is not necessarily an indicator of future price performance.



                        [PERFORMANCE GRAPH APPEARS HERE]

                                          MG Industry Group 820
                           Interplay      (Multimedia/ Graphics
   Measurement Date   Entertainment Corp.       Software)       Nasdaq Market Index
   ----------------   ------------------- --------------------- -------------------
   06/19/98                 100.00               100.00               100.00
   06/30/98                  95.83               100.00               100.00
   09/30/98                  53.13                69.97                90.13
   12/31/98                  29.69                91.60               117.16

Certain Relationships and Related Transactions

 Transactions With Fargo

  In connection with the amendment of the Company's line of credit agreement in November 1998, Brian Fargo, the Company's Chairman and Chief Executive Officer, provided a personal guarantee of the Company's obligations under such agreement in the amount of $5.0 million which was effective through May 31, 1999, and secured by certain of Mr. Fargo's personal assets. As consideration for making such guarantee, Mr. Fargo received warrants to purchase 400,000 shares of the Company's Common Stock at an exercise price of $3.00 per share. In March 1999, Mr. Fargo extended such guarantee through January 1, 2000. As consideration for such extension, the Company agreed to assume the obligations of Mr. Fargo under an agreement entered into between Mr. Fargo and Christopher J. Kilpatrick (the "Kilpatrick Agreement"). Under the terms of the Kilpatrick Agreement as assumed by the Company, the Company guarantees that Mr. Kilpatrick will receive an aggregate of $1,000,000 in pre-tax proceeds from the periodic sale of the shares of the Company's Common Stock issued to him upon exercise of his options to purchase 271,528 shares of the Company's Common Stock (the "Guaranteed Shares"). The amount of the Company's obligation under the Kilpatrick Agreement will vary based on the market price of the Company's Common Stock at each date of sale of the Guaranteed Shares. Based on the closing sale price of the Common Stock on March 31, 1999, the amount of such obligation would be approximately $915,000, of which $200,000 has been paid as of June 30, 1999.

 Transactions With Fargo and Universal

  The Company, Mr. Fargo and Universal entered into a Stock Purchase Agreement, dated January 25, 1994, for the purchase of Common Stock. On March 30, 1994, pursuant to the Stock Purchase Agreement, Universal purchased 1,824,897 shares of Common Stock from the Company for a purchase price of $15 million and 1,216,598 shares of Common Stock from Mr. Fargo for a purchase price of $10 million. Pursuant to the Stock Purchase Agreement, the Company, Mr. Fargo and Universal entered into an Option Agreement, dated March 30, 1994, pursuant to which Mr. Fargo granted Universal an option to purchase additional shares of Common Stock held by Mr. Fargo. Pursuant to such Agreement, Universal purchased 1,216,598 additional shares of Common Stock from Mr. Fargo at a price of $9.10 per share on April 25, 1995 and 1,150,123 additional shares of Common Stock at a price of $14.62 per share on April 26, 1996, such that Universal became a 35% owner of the Company as of April 25, 1995 and a 45% owner of the Company as of April 26, 1996. In order to acquire sufficient shares of Common Stock for sale to Universal on each of the three sale dates, Mr. Fargo acquired such number of shares as was required for sale to Universal from existing shareholders of the Company in simultaneous transactions. Pursuant to the Stock Purchase Agreement, the Company, Mr. Fargo and Universal entered into a Shareholders' Agreement dated March 30, 1994, as amended October 8, 1996 and in March 1998, which contains certain restrictions on transfer of shares, rights of first refusal, voting provisions, registration rights and certain restrictions on corporate actions. Only the mutual rights of first refusal as between Universal and Mr. Fargo and the registration rights of Universal and Mr. Fargo survived the closing of the IPO. For his services in connection with such transaction, Mr. Fargo was awarded a bonus of $1.0 million by the Board of Directors on March 28, 1994. Mr. Fargo has agreed to defer the payment of such bonus to a future date.

  The Company has entered into three Merchandising License Agreements with MCA/Universal Merchandising Inc., a subsidiary of Universal. Pursuant to an agreement dated May 23, 1994, the Company had the exclusive right to use the theme and characters of the Waterworld motion picture in software products for specified platforms. Such right expired July 31, 1998. Pursuant to an agreement dated May 23, 1994, the Company has the non-exclusive right to use the theme and characters of the Casper motion picture in software products for specified platforms for a period of three years following the release of such motion picture. Pursuant to an agreement dated April 16, 1996, the Company has the exclusive right to the theme and characters of the Flipper motion picture for an interactive story book product on specified platforms until June 1, 2001. Each of the agreements provide for the Company to pay specified advances against royalties and for specified royalty guarantees. To date, the Company has paid a total of $0.5 million, $0.3 million and $30,000, respectively, in advances and royalty payments under such agreements. In addition, pursuant to a letter agreement dated September 27, 1996, with Universal Interactive Studios, a subsidiary of Universal ("UIS"), the Company has the exclusive distribution rights in North America for PlayStation versions of Disruptor (the "Disruptor Agreement"), plus the exclusive rights to manufacture, publish and distribute Disruptor on any video game platform outside of North America. On August 16, 1995, the Company and UIS entered into an exclusive distribution agreement pursuant to which UIS agreed to distribute the Company's interactive software products in Europe through UIS's affiliate, MCA Home Video, Inc., which in turn distributes through Cinema International Corporation ("CIC"). The distribution agreement was subsequently terminated. In March 1998, the Company entered into an agreement with UIS whereby the Company agreed to pay to UIS all remaining amounts owed to UIS. Such amounts totaled $1.4 million and were paid in June 1998.

 Transactions with Engage and Fargo

  In June 1995, the Company formed a subsidiary to divest Games On-Line, Inc., dba Engage Games Online ("Engage"), which formerly operated as a division of the Company. Pursuant to a Stock Purchase Agreement dated June 30, 1995, the Company sold 10,000,000 shares of common stock of Engage to Mr. Fargo for $237,000. In connection with such sale, the Company and Mr. Fargo entered into an Option Agreement dated June 30, 1995, granting the Company an option to repurchase all of such shares at an aggregate exercise price of $337,000 at any time prior to June 30, 2005 (the "Termination Date"). In conjunction with a financing agreement between Engage and Mr. Fargo, the Option Agreement was amended in March 1998 to reduce the shares subject to such option to 19% of the shares held by Mr. Fargo and to reduce the exercise price to $250,000. In the event the Company elects not to exercise its option to repurchase the shares, upon certain events Universal has an option to purchase the shares at the same exercise price. If Universal exercises its option to purchase the shares, the Company has an option to purchase such shares from Universal at the $250,000 exercise price until the Termination Date.

  Prior to March 1996, the Company loaned Engage approximately $1.8 million to fund the operations of Engage, which debt was evidenced by a convertible demand promissory note dated March 29, 1996, bearing interest at the prime rate plus two percent per annum. Approximately, $0.8 million of the principal amount was repaid to the Company in a number of installments during 1996 and 1997. In connection with a secured debt financing in August 1997, the remaining outstanding principal of approximately $1.0 million was converted into a secured convertible promissory note bearing interest at a rate of eight percent per annum. As part of the August 1997 transaction, the Company loaned an additional $100,000 to Engage on the same terms.

  In March 1996, the Company entered into an agreement with Engage which, among other things, provides that the Company will provide certain administrative services to Engage, and grants Engage the exclusive right to use certain of the Company's products in Internet-based on-line services. Engage currently owes the Company approximately $900,000 in connection with such agreement.

  The Company is co-lessee with Engage under a lease with General Electric Capital Corporation ("GECC") for equipment utilized by Engage. The Company has possession of substantially all of the equipment covered by such lease. As of April 30, 1999, the Company's obligations to GECC through the term of the lease are approximately $246,000.

 Transactions with Titus and Fargo

  In March 1999, the Company entered into a Stock Purchase Agreement with Titus Interactive SA and Brian Fargo. Under the terms of the Stock Purchase Agreement, the Company issued Two Million Five Hundred Thousand (2,500,000) shares of its common stock to Titus in exchange for consideration of Ten Million Dollars ($10,000,000). Pursuant to the terms of the Stock Purchase Agreement, the purchase price was recalculated based on the average closing price per share of the Company's Common Stock as reported by Nasdaq during the ten trading days ended June 30, 1999, and the purchase price will be recalculated again based on the average closing price per share of the Company's Common Stock as reported by Nasdaq during the ten trading days ending August 20, 1999. Pursuant to the June 30, 1999 adjustment, the Company issued to Titus 1,161,771 additional shares of Common Stock without additional consideration, for a total of 3,661,771 shares, and issued to Titus a promissory note in the principal amount of $1,051,548, bearing interest at the rate of 10% per annum and due January 1, 2000. If the Company's stockholders approve the sale of such shares to Titus, such note shall be exchanged for 430,301 shares of the Company's Common Stock. If the average price per share of the Company's Common Stock as calculated during the ten trading days ending August 20, 1999 is below $2.73, the Company will be required under the terms of the Stock Purchase Agreement to issue additional shares to Titus so that the total number of shares issued to Titus equals $10,000,000 divided by the stock price as so recalculated up to a maximum of 2,500,000 additional shares, or 5,000,000 shares in the aggregate. However, in no event will the Company be obligated to issue Titus more than 3,661,771 shares in the aggregate without the approval of the Company's stockholders. In such event, if the purchase price as so recalculated is less than $2.73, the Company would be obligated to issue a revised promissory note to Titus. In the event the stock price determined during the ten trading days ending August 20, 1999 is greater than $2.73, Titus would be required to return shares to the Company accordingly (see "Proposal Two--Approval of Issuance of Common Stock to Titus Interactive SA," below).

  Under the terms of the Stock Purchase Agreement, the Company is obligated to register all of the shares of the Company's Common Stock purchased by Titus pursuant to the terms and conditions of the Stock Purchase Agreement, as well as any shares purchased by Titus by exercise of an option it holds to purchase the 4,658,216 shares of the Company's Common Stock currently held by Universal (the "Universal Option"). Also, in connection with the Stock Purchase Agreement, Mr. Fargo agreed to not sell, assign, pledge, mortgage or otherwise dispose of or transfer any shares of the Company's Common Stock without the prior written consent of Titus. In addition, in connection with such transaction Mr. Fargo granted to Titus an irrevocable proxy to vote all of his shares of Common Stock in favor of the issuance of Common Stock to Titus pursuant to the Stock Purchase Agreement.

  In May 1999 the Company signed a letter of intent with Titus pursuant to which Titus loaned the Company $5,000,000 and the Company and Titus agreed to
negotiate certain additional transactions. Pursuant thereto, on July   , 1999
the Company and Titus entered into a Stock Purchase Agreement (the "Additional Stock Purchase Agreement") providing for the sale and issuance of Six Million Two Hundred Fifty Thousand (6,250,000) shares of Company's Common Stock to Titus in exchange for total consideration of $25,000,000, including the $5,000,000 previously loaned to the Company by Titus (see "Proposal Three-- Approval of Additional Sale of Common Stock to Titus Interactive SA," below). Upon the closing of the transactions contemplated by the Additional Stock Purchase Agreement (the "Closing"), the Company, Titus and Fargo would enter into a Stockholder Agreement, pursuant to which (a) Titus and Fargo would enter into certain voting agreements with respect to the shares of Common Stock held by them, (b) Titus and Fargo would each grant to the other certain rights of first refusal and tag-along rights with respect to the shares of Common Stock held by them, (c) the Company would grant to Titus a right of first refusal with respect to the issuance of certain equity securities by the Company, and (d) the Company would agree not to take certain actions without the prior approval of Titus and Fargo. In addition, at the Closing the Company would enter into Employment Agreements with each of Brain Fargo and Herve Caen, pursuant to which Messrs. Fargo and Caen will be employed as Chief Executive Officer and President, respectively, of the Company, which agreements shall each have an initial term of three years. Titus and Fargo have also entered into an Exchange Agreement, which will be consummated concurrent with the Stock Purchase Agreement, pursuant to which Fargo will
exchange 2,000,000 shares of the Company's Common Stock for        shares of
Titus common stock. Should the transactions contemplated by the Additional Stock Purchase Agreement not be consummated, the loan must be repaid by the Company, or, at the option of Titus, may be converted into shares of the Company's Common Stock.

 Financing Transactions

  In October 1996, the Company sold an aggregate of $2,400,000 in Subordinated Secured Promissory Notes and Common Stock Warrants to Brian Fargo ($2,000,000), Richard S.F. Lehrberg ($300,000) and Christopher J. Kilpatrick ($100,000). The Secured Subordinated Promissory Notes provided for interest at a rate of 12% per annum. Messrs. Fargo, Lehrberg and Kilpatrick elected to receive 11,688, 1,683 and 100 shares of Common Stock, respectively, in lieu of the May 1997 interest payment due under the Secured Subordinated Promissory Notes, at a price of $11.25 per share. In February 1998, the terms of such Notes and Warrants were amended to permit the exercise of the Warrants or the repayment of the Notes upon the closing of the Company's IPO whether or not the IPO constituted a Qualified Event (as defined in the Notes and Warrants). Messrs. Fargo, Lehrberg and Kilpatrick elected to exercise such Warrants for 519,481, 77,922 and 25,974 shares of Common Stock, respectively, by canceling such Notes effective upon the closing of the IPO at an exercise price of $3.85 per share (based upon the IPO price of $5.50 per share).


 Other Transactions

  The Company has entered into Indemnification Agreements with all of its directors and executive officers providing for indemnification of such persons by the Company in certain circumstances.

  In May 1999, in connection with the termination of Mr. Kilpatrick's employment with the Company, the Company assumed certain guaranty obligations of Brian Fargo to Mr. Kilpatrick relating to the value of Mr. Kilpatrick's options to purchase shares of the Company's Common Stock (see "Transactions with Fargo," above).

  The Company has entered into employment agreements with each of its executive officers (see "Executive Compensation--Employment Agreements" above).

                                 PROPOSAL TWO

         APPROVAL OF ISSUANCE OF COMMON STOCK TO TITUS INTERACTIVE SA

Original Issuance of Shares

  On March 18, 1999, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Titus Interactive SA, a French corporation ("Titus"), and Brian Fargo, under the terms of which the Company issued 2,500,000 Shares of its Common Stock to Titus in exchange for consideration of $10,000,000. The Stock Purchase Agreement provides for the recalculation of the purchase price for such Shares, and an adjustment of the number of Shares issued to Titus, based on the price per share of the Company's Common Stock as of certain future dates, as more particularly set forth below, provided that, due to certain limitations imposed by the rules of the Nasdaq Stock Market (discussed below), Titus will not be issued a total number of shares of the Company's Common Stock equal to or exceeding 3,661,772 shares, which is twenty percent (20%) of the Company's outstanding Common Stock as of the date of the Stock Purchase Agreement, without the prior approval of the Company's Stockholders (the "Issuance Limitation"). The Board of Directors unanimously approved the terms of the Stock Purchase Agreement and the transactions contemplated thereby on March 17, 1999. The net proceeds from the sale of Common Stock to Titus provided the Company with additional working capital to finance its operations.

Adjustments to Shares Issued

  Pursuant to the terms of the Stock Purchase Agreement, the purchase price was recalculated on June 30, 1999 based on the average closing price per share of the Company's Common Stock as reported by Nasdaq for the ten trading days ended on that date, which was $2.44375. Pursuant to this recalculation, the Company was obligated to issue to Titus 1,592,072 additional shares without additional consideration. However, because of the Issuance Limitation and the fact that the approval by the Company's stockholders of such transaction (the "Required Approval") had not been obtained prior to June 30, 1999, the Company issued 1,161,771 additional shares (the "Additional Shares") to Titus and issued Titus a promissory note (the "Initial Note") for an amount equal to $1,051,548. Such promissory note accrues interest at a rate of ten percent (10%) per annum from March 18, 1999 until the date paid, and is due on January 1, 2000.

  Pursuant to the terms of the Stock Purchase Agreement, the purchase price will be recalculated again on August 20, 1999 based on the average closing price per share of the Company's Common Stock as reported by Nasdaq for the ten trading days ended on that date. If the average closing price per share of the Company's Common Stock during such period is below $2.73, the Company would be required, subject to the Issuance Limitation, to issue additional shares to Titus so that the total number of shares issued to Titus equals $10,000,000 divided by the stock price as so recalculated up to a maximum of 2,500,000 additional shares, or 5,000,000 shares in the aggregate. In such event, if the Required Approval has not been obtained prior to August 20, 1999, the Company will exchange the Initial Note for a promissory note in an amount equal to $10,000,000 less the product of 3,661,771 shares multiplied by the purchase price as so recalculated (the "Final Note"). In the event the stock price determined pursuant to the second recalculation is greater than $2.73 per share, Titus would be required to surrender the Initial Note to the Company and return Additional Shares to the Company accordingly.

  If the Required Approval is obtained prior to January 1, 2000, then, in lieu of payment of the Initial Note or the Final Note, as applicable, the Company would issue additional shares of Common Stock to Titus so that the total number of shares issued to Titus pursuant to the Stock Purchase Agreement equals $10,000,000 divided by the stock price as recalculated on August 20, 1999.

Nasdaq Requirements

  Applicable law does not require the Company's stockholders to approve the terms of the Stock Purchase Agreement, or the issuance of Common Stock to Titus thereunder. However, Nasdaq rules require a listed company to obtain stockholder approval prior to any issuance of its common stock which equals or exceeds twenty percent of its outstanding common stock (or twenty percent or more of the Company's outstanding voting power), for consideration less than the greater of book or market value of the shares. Prior to the issuance of any of its shares to Titus, the Company had 18,308,861 shares of common stock issued and outstanding. Consequently, under Nasdaq Stock Market Rules, the Company may not issue Titus an aggregate of 3,661,772 or more shares, or twenty percent (20%) of the Company's outstanding Common Stock prior to the Titus transaction, unless it first obtains stockholder approval of the issuance. Because the Company may be required to issue an aggregate of 3,661,772 or more shares to Titus under the terms of the Stock Purchase Agreement, and because the price of those shares may be below market value at the time of issuance, the Board of Directors seeks the approval by the Company's Stockholders of the Share Issuance Proposal.

  As a condition to entering into the Stock Purchase Agreement, Titus obtained irrevocable proxies from Brian Fargo and Universal Studios, Inc., which beneficially own 6,022,378 shares and 4,658,216 shares, respectively, of the Company's common stock as of the date of this Proxy Statement. The irrevocable proxies permit Titus to vote the shares held by Mr. Fargo and Universal in favor of the Share Issuance Proposal.

Vote Required; Board of Directors' Recommendation

  The affirmative vote of a majority of the outstanding shares of Common Stock of the Company is required to authorize the issuance to Titus of an aggregate number of shares of the Company's Common Stock which equals or exceeds 3,661,772 shares. The Board of Directors recommends that you vote FOR the approval of the Share Issuance Proposal. Shares represented by the proxies will be voted FOR the proposal unless a vote against the proposal or an abstention is specifically indicated on the proxy card.

                                PROPOSAL THREE

   APPROVAL OF ADDITIONAL SALE OF COMMON STOCK TO TITUS INTERACTIVE SA

Terms of Transaction

  On May 12, 1999, the Company, Titus and Brian Fargo signed a letter of intent (the "Letter of Intent"), pursuant to which Titus loaned the Company $5,000,000 and the Company, Titus and Brian Fargo agreed to negotiate certain transactions, including the purchase and sale of additional shares of the Company's Common Stock. Subsequently, the Company, Titus and Fargo entered
into a Stock Purchase Agreement dated July   , 1999 (the "Additional Stock
Purchase Agreement"), pursuant to which the Company agreed, subject to certain conditions including the approval of the Company's stockholders, to sell (the "Additional Titus Stock Sale") to Titus Six Million Two Hundred Fifty Thousand (6,250,000) shares of the Company's Common Stock (the "Additional Shares") at a price of $4.00 per share, for an aggregate purchase price of $25,000,000 (the "Purchase Payment"). The Company will use the net proceeds from the Additional Titus Stock Sale for repayment of debt and for working capital. When added to the shares of the Company's Common Stock acquired or to be acquired by Titus pursuant to the original Titus Stock Sale and the exercise of the Universal Option, the sale and issuance of the Additional Shares to Titus would result in Titus owning an aggregate of approximately 51% of the outstanding Common Stock of the Company. The Company's Board of Directors has unanimously approved the Additional Stock Purchase Agreement and the transactions contemplated thereby, and believes that they are in the best interests of the Company's stockholders.

  Certain conditions to the parties' obligations under the Additional Stock Purchase Agreement include (a) that Titus and Fargo have entered into a Stockholder Agreement (described below) setting forth certain voting and stockholder rights, (b) that Titus and Fargo have entered into an Exchange Agreement (described below), pursuant to which Fargo would exchange shares of the Company's Common Stock held by him for shares of Titus common stock, (c) that the Company have entered into Employment Agreements (described below) with each of Brian Fargo and Herve Caen, and (d) that the Company and Titus have entered into a Distribution Agreement (described below) giving the Company the right to distribute substantially all of Titus' video game console products in North America.

Stockholder Agreement

  The Stockholder Agreement would provide for certain voting agreements by Titus and Fargo with respect to the shares of the Company's Common Stock held by them. Specifically, until the earlier of (a) the termination of Fargo's employment with the Company for "Cause" or his resignation other than for "Good Reason" (both as defined in the Fargo Employment Agreement), (b) the termination of Caen's employment with the Company without "Cause" or his resignation for "Good Reason" (both as defined in the Caen Employment Agreement), or (c) Fargo ceasing to own at least 2,000,000 shares of the Company's Common Stock (the "Voting Agreement Termination Date"), Fargo and Titus shall take all actions within their respective powers as stockholders to cause the Board of Directors to consist of seven (7) members, two (2) of which would be designated by Fargo, two (2) of which would be designated by Titus and three (3) of which would be designated by mutual agreement of Titus and Fargo.

  The Stockholder Agreement would also provide that Titus and Fargo would each grant to the other certain rights of first refusal and tag-along rights with respect to the shares of Common Stock held by them. Until the earlier to occur of (a) Titus ceasing to own a majority of the outstanding Common Stock of the Company, or (b) the termination of Herve Caen's employment with the Company without Cause (the "Termination Date"), and for three (3) years following the Termination Date, if either Fargo or Titus desires to transfer any of the shares of Common Stock held by them (subject to certain specified exceptions), they must first give written notice of the proposed transfer to the other party, setting forth the terms and conditions of the proposed transfer. The other party would then have ten (10) business days following receipt of such offer in which to elect, at its option, to either (x) purchase such shares on the same terms as the proposed transfer, or (y) sell to the proposed transferee, as part of the proposed sale, a number of shares of Common Stock determined by multiplying the total number of shares proposed to be transferred by a fraction, the numerator of which is the number of shares of the Company's Common Stock then held by such party, and the denominator of which is the total number of shares of the Company's Common Stock then held by both parties. Such right of first refusal would inure to the Company, rather than Fargo, under certain circumstances.

  The Stockholder Agreement would also provide that, until the Termination Date, the Company would not issue any equity securities or any securities convertible into or exchangeable for equity securities (subject to certain specified exceptions) ("New Securities") without first offering to sell such New Securities to Titus on the same terms as the proposed issuance. Following receipt of such offer, Titus would have ten (10) business days in which to elect, by written notice to the Company, to purchase its pro rata share of such New Securities on the same terms and conditions as the proposed issuance. The foregoing right of first refusal would not apply to (a) issuances of securities which have been approved by the Board of Directors in accordance with this Agreement and by the stockholders; (b) securities distributed or set aside to all holders of Common Stock on a per share equivalent basis; (c) issuances pursuant to the Stock Purchase Agreements; and (d) issuances of Common Stock upon the exercise or conversion of (i) options or warrants to purchase shares of Company Stock or (ii) securities which are convertible into shares of Company Stock either prior to the date hereof in accordance with the Stockholder Agreement; provided, however, that in the event of any issuance described in clauses (a) or (d) above, the Company would be required to give written notice of such issuance to Titus (an "Excluded Securities Notice"), and Titus would have an option to purchase from the Company such number of shares of the Company's Common Stock as necessary to maintain its percentage ownership of the Company's fully-diluted Common Stock at the same level as immediately prior to such issuance, at the price and on the other terms and conditions of the proposed issuance. Such option would be exercisable by written notice to the Company within thirty (30) days following receipt of the Excluded Securities Notice, or, in the case of convertible securities, within thirty (30) days following receipt of notice from the Company of the exercise or conversion thereof.

  The Stockholder Agreement would also provide that, until the Termination Date, the Company would not take any of the following actions without the written consent or approval of Titus and Fargo: (a) authorize or issue, or obligate itself to issue, any other equity security, including any indebtedness convertible into or exchangeable for shares of equity securities of the Company or issued with (i) shares of Company Stock or (ii) warrants or other rights to purchase Company Stock or any other equity security, without compliance with the provisions of the Additional Stock Purchase Agreement; (b) effect any recapitalization, or any dissolution, liquidation, or winding up of the Company; (c) permit any subsidiary of the Company to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly-owned subsidiary, any stock of such subsidiary, without first offering Titus the right to purchase such stock on the same terms and conditions as those offered to the Company by any third party; (d) amend its Certificate of Incorporation or amend or repeal its By-Laws; (e) increase the number of members of the Board of Directors; (f) take any action that would constitute a bankruptcy or insolvency event for the Company or any subsidiary of the Company; or (g) guarantee or otherwise become contingently obligated for the payment of Indebtedness of any person (other than a wholly-owned subsidiary of the Company), where such obligation is not related to the Company's business.

  The Stockholder Agreement would also provide that if, prior to the Voting Agreement Termination Date, any matter is submitted to a vote of the Company's stockholders in which Titus or Fargo has a material interest, other than an interest as a stockholder of the Company that is proportional to the interests of all other stockholders of the Company, such party would abstain from voting the shares of Common Stock held by it with respect to such matter. In addition, Titus would agree that, until the earlier to occur of (a) the Voting Agreement Termination Date, or (b) the Termination Date, it would not, without the unanimous consent of the Board of Directors: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or any material amount of the assets of the Company, or any subsidiary or division thereof outside the ordinary course of business; (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the other party for the purpose of changing or influencing the control of the other party; or (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, business combination, recapitalization, restructuring, liquidation or other extraordinary transaction involving the Company or its securities or assets; provided, however, the foregoing restrictions shall not (x) preclude Titus from (A) acquiring the shares of Common Stock contemplated by the Additional Stock Purchase Agreement and the transactions contemplated thereby, including without limitation the transactions contemplated by the Initial Purchase Agreement and the Universal Agreement (each as defined in the Stock Purchase Agreement), (B) filing a Schedule 13D in connection with the transactions contemplated by the Additional Stock Purchase Agreement, (C) voting its shares of Common Stock within its discretion on any matter submitted for a vote or consent of the Company's stockholders, or (D) taking any other action contemplated by the Additional Stock Purchase Agreement; provided, further, that such restrictions on Titus shall lapse automatically to the extent any person other than Titus or an affiliate of Titus takes any action with respect to the matters described in clauses (ii) and (iii) above, or (y) preclude Fargo from filing a Schedule 13D in connection with the transactions contemplated by the Additional Stock Purchase Agreement or the Exchange Agreement.

Exchange Agreement

  The Exchange Agreement provides for the exchange by Brian Fargo of 2,000,000 shares of the Company's Common Stock held by him for 96,666 shares of Titus common stock (the "Titus Shares"). This exchange ratio is calculated based on a valuation of the Company's Common Stock of $4.00 per share and a valuation of the Titus common stock of Eighty Two Dollars and Seventy Six Cents ($82.76) per share.

  The Titus Shares would not be registered for resale under French securities laws, and as such would not be fully transferable except as permitted by various exemptions contained in such laws. Pursuant to French stock exchange rules, Fargo would not be permitted to sell, transfer or otherwise dispose of, or pledge, collateralize or hypothecate, 77,333, or 80%, of the Titus Shares
until        , 2000 (the "Holding Period"). Fargo would also agree with Titus that he would not transfer any of the remaining 19,333, or 20%, of the Titus Shares for a period of 270 days following the closing of such transaction (the "Lock-Up Period"). Fargo would also grant Titus certain rights of first refusal with respect to the Titus Shares.

  Following the expiration of the Holding Period or the Lock-Up Period, as applicable, Fargo would have the right, by notice to Titus, to require Titus to arrange for the sale of all or any portion of the Titus Shares at the then-current trading price for Titus common stock. In the event Titus does not exercise its right of first refusal with respect to such Titus Shares, and is unable to arrange the sale of such Titus Shares within sixty (60) days following such notice, Fargo would have the right to require Titus, at Fargo's option, to either (a) purchase such Titus Shares from Fargo for cash at a purchase price per share equal to the average closing price per share of Titus common stock for the ten (10) trading days immediately preceding the date of such notice, or (b) exchange such Titus Shares for shares of the Company's Common Stock at an exchange rate based on the average closing prices per share of Titus common stock and the Company's Common Stock for the ten (10) trading days immediately preceding the date of such notice.

Employment Agreements

 Fargo Employment Agreement

  Upon the closing of the Additional Titus Stock Sale, the Company and Mr. Fargo would enter into an Employment Agreement (the "Fargo Employment Agreement"), pursuant to which Mr. Fargo would be employed as the Company's Chief Executive Officer for an initial term of three years at a base salary of not less than $250,000 per year, plus bonuses as determined by the Board of Directors or its Compensation Committee. If Mr. Fargo were terminated without Cause or resigned his position with Good Reason (as such terms are defined in the Fargo Employment Agreement), he would be paid his annual base salary for the remaining term of the Fargo Employment Agreement. Further, pursuant to the terms of the Fargo Employment Agreement, Mr. Fargo would be granted options to purchase 500,000 shares of Common Stock under the Company's Amended and Restated 1997 Stock Option Plan upon entering into the Employment Agreement. These options would vest over a four-year period, which vesting would accelerate if (a) Titus ceased to own a majority of the then-issued and outstanding Common Stock of the Company, or (b) Mr. Fargo were terminated without Cause or resigned from his position for Good Reason. The Fargo Employment Agreement provides that, as Chief Executive Officer of the Company, Mr. Fargo would have primary responsibility and authority within the Company with respect to product development, marketing, strategic development and legal affairs. Significant deviations from the operating plan approved by the Company's Board of Directors would require joint approval by Mr. Fargo and Mr. Caen.

 Caen Employment Agreement

  Upon the closing of the Additional Titus Stock Sale, the Company and Mr. Herve Caen would enter into an Employment Agreement (the "Caen Employment Agreement"), pursuant to which Mr. Caen would be employed as the Company's President for an initial term of three years at a base salary of not less than $250,000 per year, plus bonuses as determined by the Board of Directors or its Compensation Committee. If Mr. Caen were terminated without Cause or resigned his position with Good Reason (as such terms are defined in the Caen Employment Agreement), he would be paid his annual base salary for the remaining term of the Caen Employment Agreement. The Caen Employment Agreement provides that, as President of the Company, Mr. Caen would have primary responsibility and authority within the Company for finance, sales and distribution, operations and international issues.

Distribution Agreement

  Upon or following the closing of the Additional Titus Stock Sale, the Company and Titus would enter into a Distribution Agreement (the "Distribution Agreement"). Pursuant to the Distribution Agreement, Interplay would serve as the exclusive distributor in North America of substantially all of Titus' products relating to console gaming systems in exchange for a distribution fee to be negotiated by the parties.

Certain Effects of the Transaction

  In the event the Additional Titus Stock Sale is consummated, Titus will own approximately 57% of the outstanding Common Stock of the Company, and may own up to approximately 59% of the outstanding Common

Stock of the Company following the August 20, 1999 repricing under the original Stock Purchase Agreement (see "Proposal Two--Approval of Issuance of Common Stock to Titus," above). This percentage constitutes voting control of the Company. In addition, Titus' rights of first refusal with respect to future issuances of equity securities by the Company will enable Titus to maintain this percentage ownership of the Company's voting stock.

  As a result of its voting control of the Company, Titus will have the power under Delaware law and the Company's Bylaws to elect at least three (3) members of the Company's Board of Directors, as presently constituted. While Titus has agreed with the Company and Brian Fargo pursuant to the Stockholder Agreement that it will not exercise such power, in the event such obligation terminates, Titus would be able to exercise a high degree of control over the affairs and management of the Company.

  Titus' voting control of the Company will also permit it to approve or block most proposals submitted to a vote of the Company's stockholders under Delaware law and the Company's Bylaws. While Titus has agreed pursuant to the Stockholder Agreement to abstain from voting on any proposal in which it has a material interest, other than an interest as a stockholder that is proportional to the interests of the Company's stockholders generally, in the event such obligation terminates, Titus would be able to approve or block almost all proposals submitted to the Company's stockholders, including proposals pertaining to mergers or recapitalizations involving the Company, which would adversely affect the ability of other stockholders to influence the affairs and direction of the Company.

Reasons for the Transaction; Board Recommendation

  Prior to entering into the Additional Stock Purchase Agreement, the Board of Directors carefully considered the terms and conditions of the proposed Additional Stock Purchase Agreement and the other agreements and transactions contemplated thereby, and has unanimously determined that such agreements and transactions are in the best interests of the Company and its stockholders, and unanimously approved the Additional Stock Purchase Agreement, the Stockholder Agreement and the Employment Agreements (collectively, the "Transaction Agreements") and the transactions contemplated thereby. In reaching such determination, the Board of Directors considered a number of factors, which taken together supported such determination, including without limitation (a) its knowledge of the Company's business, operations, properties, financial condition and operating results, which provided the background and context for its deliberations and determinations; (b) advice of the Company's management that the Company is in urgent need of additional working capital; (c) the presentation by U.S. Bancorp Piper Jaffray, Inc. ("U.S. Bancorp Piper Jaffray) and its opinion that the Purchase Payment to be paid to the Company for the Additional Shares was fair, from a financial point of view, to the Company's stockholders; (d) the relationship of the purchase price for the Shares to the historical and current market prices for the Company's Common Stock; and (e) the terms of the Transaction Agreements, as reviewed by the Board of Directors.

Opinion of Financial Advisor

  U.S. Bancorp Piper Jaffray was engaged to act as the Company's financial advisor in connection with this transaction pursuant to an engagement letter dated June 11, 1999 (the "U.S. Bancorp Piper Jaffray Engagement Letter"). Pursuant to the U.S. Bancorp Piper Jaffray Engagement Letter, the Company engaged U.S. Bancorp Piper Jaffray to provide financial advisory services in connection with the transaction, and to render an opinion as to the fairness of the Purchase Payment to be paid to the Company for the Additional Shares, from a financial point of view, to the Company. The terms of such transaction were determined by arms-length negotiations between the Company and Titus and not by U.S. Bancorp Piper Jaffray.

  At a meeting of the Board of Directors on July 7, 1999, U.S. Bancorp Piper Jaffray delivered its oral opinion that, as of such date and based upon and subject to certain assumptions and other matters described in its written opinion, the Purchase Payment to be paid to the Company for the Additional Shares was fair to the Company from a financial point of view. U.S. Bancorp Piper Jaffray subsequently delivered its written opinion to the Board of Directors dated July 7, 1999 (the "U.S. Bancorp Piper Jaffray Opinion") to the same effect. The U.S. Bancorp Piper Jaffray Opinion is addressed to the Board of Directors, relates soley to the Purchase Payment to be paid to the Company for the Additional Shares in the Additional Titus Stock Sale and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Special Meeting. The U.S. Bancorp Piper Jaffray Opinion does not address the Company's underlying business decision to proceed with or effect the Additional Titus Stock Sale, any related transaction or agreement or alternative transaction.

  In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed, among other things:

  .the Additional Stock Purchase Agreement

  .the Exchange Agreement

  .the Stockholder Agreement

  .publicly available financial, operating and business information related to the Company

  .publicly available securities and market data related to the Company

  .to the extent publicly available, financial terms of selected acquisition transactions

  .financial and securities data of public companies deemed comparable to the Company

  .analyst reports

  .publicly available financial, operating and business information related to Titus

  .publicly available securities and market data related to Titus

  In addition, U.S. Bancorp Piper Jaffray engaged in discussions with management of the Company and Titus concerning the financial condition, current operating results and business outlook of the Company and plans and business outlook for the Company following the Additional Titus Stock Sale.

  In delivering the U.S. Bancorp Piper Jaffray Opinion to the Board of Directors, U.S. Bancorp Piper Jaffray prepared and delivered certain written materials containing various analyses material to the opinion. The following is a summary of these analyses:

  Proposed Purchase Payment

  Giving effect to the proposed Purchase Payment of $4.00 per share and outstanding common stock and options of the Company prior to the issuance of the Additional Shares, U.S. Bancorp Piper Jaffray calculated the implied aggregate equity value of the Company to be approximately $93.2 million and the implied aggregate enterprise or company value (equity value plus debt less cash as of March 31, 1999) to be approximately $113.7 million.

  Market Analysis

  U.S. Bancorp Piper Jaffray reviewed market and stock trading information concerning the Company. U.S. Bancorp Piper Jaffray presented the following stock price data for the Company common stock:

   Closing stock price as of 7/6/99.............................. $2.69
   30 to 180 trading day average as of 7/6/99....................  $2.33--$2.44
   Market capitalization (based on 7/6/99 close)................. $62.7 million
   Latest 12-month high and low stock price (as of 7/6/99)....... $1.00--$ 8.25
   Latest 12-month volume weighted average stock price........... $2.70

  U.S. Bancorp Piper Jaffray also presented a comparison of weekly price performance of the Company common stock relative to various indices and the comparable group described below.

  Comparable Company Analysis

  U.S. Bancorp Piper Jaffray compared financial information relating to the Company to corresponding data and ratios from a group of nine selected publicly traded consumer software companies deemed comparable to the Company. These comparable companies included Acclaim Entertainment, Activision, Eidos PLC, Electronic Arts, GT Interactive Software, Midway Games, Take-Two Interactive Software, THQ and 3DO Company.

  U.S. Bancorp Piper Jaffray presented the following implied valuation multiple data for the Company and the comparable companies:

                                                             Comparable Companies
                             Company Multiple Based On   ----------------------------
                            $4.00 Purchase Payment Price Minimum Mean  Median Maximum
                            ---------------------------- ------- ----- ------ -------
   Price/LTM earnings......             Neg.              Neg.   18.2x 15.6x   33.9x
   Price/CY1999
    earnings(1)............             Neg.              Neg.   18.9x 17.1x   31.0x
   Price/CY2000
    earnings(1)............            19.6x              Neg.   14.0x 12.2x   25.6x
   Company Value/LTM
    revenue................             1.1x              0.8x    1.5x  1.1x    2.7x
   Company Value/CY1999
    revenue(1).............             0.8x              0.6x    1.3x  1.0x    2.8x
   Company Value/CY2000
    revenue(1).............             0.7x              0.6x    1.0x  0.8x    1.9x

--------

(1) Based on publicly available analyst estimates. LTM data is as of March 31, 1999.

  Comparable Transaction Analysis

  U.S. Bancorp Piper Jaffray reviewed recent merger and acquisition transactions for which information was publicly available involving announced consumer software company transactions since January 1, 1997 with a transaction size of $15 million to $400 million and involving acquisition of 100% of the target company. This review yielded five transactions for comparison including Activision/Expert Software, Hasbro/Microprose, The Learning Company/Broderbund, The Learning Company/Mindscape and Electronic Arts/Maxis.

  U.S. Bancorp Piper Jaffray calculated the following valuation multiple data for the comparable transactions group:

                                                      Comparable Transaction
                            Company Multiple Based           Multiple
                              on $4.00 Purchase    ----------------------------
                                Payment Price      Minimum Mean  Median Maximum
                            ---------------------- ------- ----- ------ -------
   Company Value/LTM
    revenue................          1.1x           0.6x    1.2x  1.1x    2.3x
   Equity Value/LTM net
    income.................          Neg.           Neg.   21.8x 21.8x   22.4x

  Premiums Paid Analysis

  U.S. Bancorp Piper Jaffray analyzed the implied premium or discount paid or proposed to be paid in acquisitions relative to recent public market pre-announcement trading prices for two groups of announced transactions:

  . 21 pre-packaged software sector acquisitions involving 100% of public and private companies of $15 million to $150 million in equity value since January 1, 1996

  . 4 consumer software public company transactions involving $15 to $400 million in equity value since January 1, 1997

  U.S. Bancorp Piper Jaffray calculated a one-day, one-week and one-month implied premium based upon the $4.00 per share Purchase Payment price as a percentage of the Company's closing stock price on the corresponding date prior to the May 12, 1999 announcement of the Letter of Intent.

                                                   Pre-Packaged Software
                                                  Comparable Transaction
                                Implied Premium            Group
                                   Based on     Implied Premium (Discount)
                                $4.00 Purchase  -----------------------------
                                 Payment Price  Minimum  Mean  Median Maximum
                                --------------- -------  ----  ------ -------
   1 month prior to
    announcement...............      88.0%       (14.3%) 55.5%  48.5%  146.7%
   1 week prior to
    announcement...............      97.0%       (14.3%) 40.9%  40.4%  146.9%
   1 day prior to
    announcement...............      91.0%       (14.3%) 33.3%  25.6%  164.9%

                                       Implied       Consumer Software Focus
                                    Premium Based   Transaction Group Implied
                                          On                 Premium
                                    $4.00 Purchase ----------------------------
                                    Payment Price  Minimum Mean  Median Maximum
                                    -------------- ------- ----  ------ -------
1 month prior to announcement......      88.0%      19.0%  28.6%  26.3%  40.6%
1 week prior to announcement.......      97.0%       2.3%  32.7%  16.4%  79.4%
1 day prior to announcement........      91.0%       2.3%  18.3%  21.2%  31.5%

  Discounted Cash Flow Analysis

  Using discounted cash flow analysis, U.S. Bancorp Piper Jaffray estimated the present value of the projected cash flows of the Company using internal management forecasts and research analyst estimates. U.S. Bancorp Piper Jaffray applied a range of terminal value multiples of projected operating income of 8.0x to 10.0x and a range of discount rates of 20.0% to 30.0%. This analysis yielded a range of estimated present values of the Company equity of approximately $65.7 million to $105.7 million, or $2.82 to $4.53 per fully diluted common share, with a midpoint of $84.0 million in aggregate and $3.60 per share.

  In reaching its conclusion as to the fairness of the consideration and in its presentation to the board, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

  The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the Additional Titus Stock Sale. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which the Company was compared and other factors that could affect the public trading value of the companies.

  For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by the Company or otherwise made available to U.S. Bancorp Piper Jaffray and did not assume responsibility for the independent verification of such information. U.S. Bancorp Piper Jaffray relied upon the assurances of the management of the Company that the information provided to it by the Company was prepared on a reasonable basis, the financial planning data and other business outlook information reflects the best currently available estimates of management, management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading and there were no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statements or information made available to U.S. Bancorp Piper Jaffray.

  In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of the Company, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray analyzed the Company as a going concern and accordingly expressed no opinion as to its liquidation value. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of the



Company common stock have traded or at which these shares may trade at any future time. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion.

  U.S. Bancorp Piper Jaffray was not engaged to opine, and expressed no opinion concerning, the Original Titus Stock Sale or the consideration paid to the Company for the shares issued and to be issued in accordance with the related Stock Purchase Agreement. Nor has U.S. Bancorp Piper Jaffray expressed any opinion concerning any aspect of the Exchange Agreement or the Universal Option. Rather, the U.S. Bancorp Piper Jaffray Opinion relates solely to the fairness, from a financial point of view, of the Purchase Payment in the Additional Titus Stock Sale, viewed as a separate transaction, not as part of an integrated transaction with any or all of the Original Titus Stock Sale, the Exchange Agreement or the Universal Option. U.S. Bancorp Piper Jaffray was not engaged or authorized to solicit, and it did not solicit, any other purchase transaction or strategic alternative transaction to the Additional Titus Stock Sale.

  U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The board selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with the Company and the interactive entertainment software industry in general. U.S. Bancorp Piper Jaffray has provided investment banking services to the Company for which it has received customary fees. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of the Company for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

  Under the terms of the engagement letter dated June 11, 1999, the Company has agreed to pay $225,000 for financial advisory services rendered in connection with the Additional Titus Stock Sale. The contingent nature of these fees may have created a potential conflict of interest in that the Company would be unlikely to consummate the Additional Titus Stock Sale unless the board had received the opinion. In addition, the Company has agreed to pay U.S. Bancorp Piper Jaffray $100,000 for rendering its opinion, which fee is not contingent on consummation of the Additional Titus Stock Sale, but shall be credited against the $225,000 payment set forth above. Whether or not the Additional Titus Stock Sale is consummated, the Company has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the Company.


Vote Required; Board of Directors' Recommendation

  The affirmative vote of a majority of the outstanding shares of Common Stock of the Company is required to approve the sale of 6,250,000 shares of the Company's Common Stock to Titus for aggregate consideration of $25,000,000 pursuant to the terms of the Additional Stock Purchase Agreement. The Board of Directors recommends that you vote FOR the approval of the Additional Titus Stock Sale. Shares represented by the proxies will be voted FOR the proposal unless a vote against the proposal or an abstention is specifically indicated on the proxy card.

                              PROPOSAL FOUR

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has selected Arthur Andersen LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1999. The Board of Directors recommends that you vote FOR the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Representatives of Arthur Andersen LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

  The persons named in the enclosed proxy will vote FOR the appointment of Arthur Andersen LLP unless contrary instructions are given in the proxy. The appointment of Arthur Andersen LLP shall be by the affirmative vote of the holders of a majority of the shares voting on the proposal in person or by proxy at the meeting.

                             STOCKHOLDER PROPOSALS

  Any stockholder desiring to submit a proposal for action at the 2000 Annual Meeting of Stockholders and presentation in the Company's proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company's offices, 16815 Von Karman Avenue, Irvine, California 92606, addressed to the Secretary, no later than March 21, 2000 in order to be considered for inclusion in the Company's proxy statement relating to the meeting. Matters relating to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

  On May 21, 1998 the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs the Company's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in the Company's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

  With respect to the Company's 2000 Annual Meeting of Stockholders, if the Company is not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in the Company's proxy statement, by June 5, 2000, the Company will be allowed to use its voting authority as described above.

                         TRANSACTION OF OTHER BUSINESS

  As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Special Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of Stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

  Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

  THE COMPANY IS, TOGETHER HEREWITH, MAILING TO EACH STOCKHOLDER OF THE COMPANY, A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998. ADDITIONAL COPIES CAN BE OBTAINED FROM THE SECRETARY, INTERPLAY ENTERTAINMENT CORP., 16815 VON KARMAN AVENUE, IRVINE, CALIFORNIA 92606.

                                          By Order of the Board of Directors

                                          Brian Fargo
                                          Chairman of the Board of Directors
                                          and Chief Executive Officer

July   , 1999

                         INTERPLAY ENTERTAINMENT CORP.
                     PROXY SOLICITED BY BOARD OF DIRECTORS

  Brian Fargo and Richard S.F. Lehrberg, and each or either of them, with full power of substitution, are hereby appointed proxies to vote the stock of the undersigned in Interplay Entertainment Corp. at the Special Meeting of Stockholders on August 24, 1999, and at any postponement and adjournment thereof, to be held at 16815 Von Karman Avenue, Irvine, California, on Tuesday, August 24, 1999 at 10:00 a.m. Pacific Standard Time.

    Management recommends that you vote FOR Proposal 1, FOR Proposal 2, FOR
                      Proposal 3 and FOR Proposal 4.

1. PROPOSAL 1. ELECTION OF DIRECTORS.

       [_] For all Nominees                      [_] Withhold authority to
           listed below (except as                   vote for all Nominees
           indicated to the contrary                 listed below
           below)

  Brian Fargo, Richard S. F. Lehrberg, Charles S. Paul, Herve Caen and Eric
Caen.

  INSTRUCTION: To withhold authority to vote for any individual Nominee, write that Nominee's name in the space provided below.

                                --------------

2. PROPOSAL 2. THE ISSUANCE OF UP TO 5,000,000 SHARES OF THE COMPANY'S COMMON STOCK TO TITUS INTERACTIVE SA, PURSUANT TO THE TERMS OF THE STOCK PURCHASE AGREEMENT DATED MARCH 18, 1999.

                   FOR [_]    AGAINST [_]    ABSTAIN [_]

3. PROPOSAL 3. THE SALE AND ISSUANCE OF 6,250,000 SHARES OF THE COMPANY'S COMMON STOCK TO TITUS INTERACTIVE SA, IN EXCHANGE FOR AGGREGATE CONSIDERATION OF $25,000,000, PURSUANT TO THE TERMS OF THE STOCK PURCHASE AGREEMENT DATED
JULY   , 1999.
                     FOR [_]    AGAINST [_]    ABSTAIN [_]

                                                       (Continued on other side)


                                                     (Continued from other side)

4. PROPOSAL 4. RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.
                     FOR [_]    AGAINST [_]    ABSTAIN [_]

  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural and other matters relating to the conduct of the meeting.

  THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FIVE DIRECTOR NOMINEES LISTED ABOVE AND FOR PROPOSALS 2, 3 AND 4.

                                        Please sign exactly as name appears
                                        hereon.

                                        Dated: ___________________________, 1999

                                        ________________________________________

                                        ________________________________________

                                                       Signature(s)
                                        When shares are held by joint tenants,
                                        both should sign. When signing as
                                        attorney, executor, administrator,
                                        trustee or guardian, please give full
                                        title as such. If a corporation, please
                                        sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

  Please immediately date, sign and return this card in the enclosed envelope. Thank you for your prompt attention to this important matter.